NEWS RELEASE

For information contact:
Kevin B. Habicht
Chief Financial Officer
(407) 265-7348

For Immediate Release
January 21, 2004

INCREASED YEAR-END OPERATING RESULTS
ANNOUNCED BY COMMERCIAL NET LEASE REALTY, INC.

Orlando, Florida, January 21, 2004 — Commercial Net Lease Realty, Inc. (NYSE:NNN), an equity real estate investment trust, reported funds from operations (“FFO”) for the fourth quarter ended December 31, 2003 were $18,432,000 or 38 cents per share compared to $14,758,000 or 36 cents per share for the same period last year. Funds from operations for the year ended December 31, 2003 were $64,162,000 or $1.46 per share compared to $57,881,000 or $1.43 per share for the year ended December 31, 2002.

Revenues for the fourth quarter increased to $28,648,000 compared to $22,383,000 for last year’s fourth quarter. Net earnings available to common stockholders for the quarter ended December 31, 2003 were $14,588,000 or $0.30 per diluted share compared to $12,219,000 or $0.30 per diluted share for the same period last year. Net earnings available to common stockholders for the year ended December 31, 2003 were $49,465,000 or $1.13 per diluted share compared to $44,048,000 or $1.09 per diluted share for the same period last year.

     2003 Highlights:

  Dividends increased to $1.28 per share marking 14 consecutive years of increases
  Invested $281.8 million in properties owned by the Company and its affiliates
  Invested $43.4 million in mezzanine loans
  Increased occupancy from 95% to 97%
  Launched broadened property sector diversification strategy
  Sold 14 properties generating $25.0 million of net proceeds
  Increased interest and fixed charge coverage ratios to 3.5x and 2.8x, respectively
  Total return to common stockholders of 25.3%

The Company and its affiliated subsidiaries invested $78,043,000 during the fourth quarter of 2003 and $325,269,000 during the year 2003 in additional properties, construction in progress and mezzanine loan investments on seven office properties in Sacramento, CA and two office properties in Los Angeles, CA. These mezzanine loan investments, totaling $43,433,000 bear an annual interest rate of 13.5%, of which 2.5% accrues and is payable at maturity in November 2007.

For the year ended December 31, 2003, the Company generated total net proceeds from the dispositions of 14 properties of $25,023,000 resulting in a net gain of $161,000 for financial reporting purposes.

Gary M. Ralston, President and Chief Operating Officer, stated, "2003 was another year of solid performance and we believe the Company is well positioned for 2004 and beyond."

During the fourth quarter of 2003, the Company raised additional debt and equity capital. In November, the Company closed on a $95,000,000 interest-only mortgage secured by the two office buildings in the Washington, D.C. metropolitan area acquired in August 2003. The debt bears interest at a fixed rate of 5.42% and is payable in full at maturity in November 2013. In December, the Company completed a 3,737,500 share common equity offering generating net proceeds of approximately $64,362,000.

Based on the current annual base rent in place as of December 31, 2003, 83% of the Company’s annualized base rent was derived from retail properties and 17% from office properties. As of December 31, 2003, three tenants in the Company’s property portfolio each accounted for more than 5% of annualized base rent (United States of America 16.7%; Eckerd 11.0%; Best Buy 5.4%). The weighted average lease maturity of the portfolio was approximately 11 years as of December 31, 2003.

Commercial Net Lease Realty invests in high quality, single-tenant retail, office and industrial properties subject generally to long-term, net leases with established tenants, such as Barnes & Noble, Best Buy, Eckerd, OfficeMax and the United States of America. The Company currently owns, either directly or through investment interests, 349 properties in 39 states with a gross leasable area of approximately 7.9 million square feet. These properties are leased to 128 corporations in 47 industrial classifications.

Management will hold a conference call on January 21, 2004 at 10:30 am EST to review the Company’s results. The call can be accessed on the Company’s web site live at http://www.cnlreit.com. For those unable to listen to the live broadcast, a replay will be available on the Company’s web site. In addition, the Company will post a summary of any earnings guidance given on the call to the Company’s website.

Statements in this press release, which are not strictly historical, are “forward-looking” statements. Forward-looking statements involve known and unknown risks, which may cause the Company’s actual future results to differ materially from expected results. These risks include, among others, general economic conditions, local real estate conditions, changes in interest rates, increases in operating costs, the availability of capital, and the profitability of the Company’s taxable subsidiary. Additional information concerning these and other factors that could cause actual results to differ materially from those forward-looking statements is contained from time to time in the Company’s SEC filings, including, but not limited to, the Company’s report on Form 10-K. Copies of each filing may be obtained from the Company or the SEC. Consequently, such forward-looking statements should be regarded solely as reflections of the Company’s current operating plans and estimates. Actual operating results may differ materially from what is expressed or forecast in this press release. The Company undertakes no obligation to publicly release the results of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date these statements were made.

Funds From Operations, commonly referred to as FFO, is a non-GAAP financial measure of operating performance of an equity REIT in order to recognize that income-producing real estate historically has not depreciated on the basis determined under GAAP. The Company defines FFO as net earnings excluding depreciation, gains and losses on the disposition of real estate and extraordinary items of income and expense of the Company, and the Company’s share of these items from the Company’s unconsolidated partnerships.

FFO is generally considered by industry analysts to be the most appropriate measure of performance. FFO does not necessarily represent cash provided by operating activities in accordance with accounting principles generally accepted in the United States of America and should not be considered an alternative to net income as an indication of the Company’s performance or to cash flow as a measure of liquidity or ability to make distributions. Management considers FFO an appropriate measure of performance of an equity REIT because it primarily excludes the assumption that the value of the real estate assets diminishes predictably over time, and because industry analysts have accepted it as a performance measure. The Company’s computation of FFO may differ from the methodology for calculating FFO used by other equity REITs, and therefore, may not be comparable to such other REITs.

Commercial Net Lease Realty, Inc. (in thousands, except per share data)

	For the Quarter Ended December 31,		For the Year Ended December 31,
	2003	2002	2003	2002
Income Statement Summary

Income:
Rental and earned income	$26,197	$20,486	$95,790	$82,392
Interest and other income	2,451	1,897	6,868	8,499

	28,648	22,383	102,658	90,891

Expenses:
General and administrative	3,687	2,348	11,486	9,465
Real estate	936	377	2,406	1,446
Interest	7,613	6,887	27,731	26,720
Depreciation and amortization	4,049	2,857	13,467	11,142
Provision for loss on impairment of real estate	-	-	-	2,256
Dissenting stockholders' settlement	-	-	2,413	-

	16,285	12,469	57,503	51,029

Earnings from continuing operations before equity in
earnings of unconsolidated affiliates	12,363	9,914	45,155	39,862
Equity in earnings of unconsolidated affiliates	3,174	1,182	6,154	3,216

Earnings from continuing operations	15,537	11,096	51,309	43,078
Earnings from discontinued operations	54	2,126	2,164	4,980

Net earnings	15,591	13,222	53,473	48,058
Series A Preferred Stock dividends	(1,003)	(1,003)	(4,008)	(4,010)
Series B Preferred Stock dividends	(418)	-	(502)	-

Net earnings available to common stockholders - basic	14,170	12,219	48,963	44,048
Series B Preferred Stock dividends	418	-	502	-

Net earnings available to common stockholders - diluted	$14,588	$12,219	$49,465	$44,048

Weighted average number of common shares outstanding:
Basic	47,121	40,332	43,108	40,383

Diluted	48,768	40,607	43,897	40,589

Net earnings per share available to common stockholders:
Basic:
Continuing operations	$0.30	$0.25	$1.09	$0.97
Discontinued operations	-	0.05	0.05	0.12

Net earnings	$0.30	$0.30	$1.14	$1.09

Diluted:
Continuing operations	$0.30	$0.25	$1.08	$0.97
Discontinued operations	-	0.05	0.05	0.12

Net earnings	$0.30	$0.30	$1.13	$1.09

Commercial Net Lease Realty, Inc. (in thousands, except per share data)

	For the Quarter Ended December 31,		For the Year Ended December 31,
	2003	2002	2003	2002
Reconciliation of funds from operations:
Net earnings available to common stockholders - diluted	$14,588	$12,219	$49,465	$44,048
Real estate depreciation and amortization:
Continuing operations	3,650	2,483	11,770	9,729
Discontinued operations	1	82	102	600
Partnership real estate depreciation	193	193	699	479
Loss (gain) on disposition and impairment of
real estate:
Continuing operations	-	-	-	2,256
Discontinued operations	-	(219)	(287)	769
Dissenting stockholders' settlement	-	-	2,413	-

Funds from operations	$18,432	$14,758	$64,162	$57,881

Funds from operations per diluted share:	$0.38	$0.36	$1.46	$1.43

In accordance with Financial Accounting Standard Statement No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets, ” the Company has classified its 33 properties sold during 2003 and 2002 as discontinued operations. Accordingly, the results of operations related to these properties have been reclassified to earnings from discontinued operations. The following is a summary of earnings from discontinued operations.

	For the Quarter Ended December 31,		For the Year Ended December 31,
	2003	2002	2003	2002
Revenues:
Rental and earned income	$-	$2,022	$1,833	$6,597
Interest and other income	55	17	165	22

	55	2,039	1,998	6,619

Expenses:
General operating and administrative	-	1	15	19
Real estate	-	49	4	251
Depreciation and amortization	1	82	102	600
Provision for loss on impairment of real estate	-	-	-	1,029

	1	132	121	1,899

Earnings before gain on disposition of real estate	54	1,907	1,877	4,720

Gain on disposition of real estate	-	219	287	260

Earnings from discontinued operations	$54	$2,126	$2,164	$4,980

Commercial Net Lease Realty, Inc. (in thousands)

	December 31, 2003	December 31, 2002
Balance Sheet Summary
Assets:
Cash and cash equivalents	$4,364	$1,737
Receivables, net of allowance	4,458	1,227
Mortgages, notes and accrued interest receivable, net of
allowance	56,568	11,253
Investments in, mortgages and other receivables from
unconsolidated affiliates	114,803	102,633
Real estate:
Accounted for using the operating method	887,124	703,465
Accounted for using the direct financing method	102,970	108,308
Other assets	38,023	25,485

Total assets	$1,208,310	$954,108

Liabilities and stockholders' equity:
Current liabilities	$12,418	$20,378
Line of credit	27,800	38,900
Mortgages payable	147,580	55,481
Notes payable	289,758	290,208
Stockholders' equity	730,754	549,141

Total liabilities and stockholders' equity	$1,208,310	$954,108

Common shares outstanding	50,002	40,404

Commercial Net Lease Realty, Inc.
Top 20 Tenants (based on current annual base rent as of December 31, 2003)
Tenant	% of Total	Tenant	% of Total
1. United States of America	16.7%	11. Bed Bath & Beyond	1.6%
2. Eckerd	11.0%	12. Food 4 Less	1.4%
3. Best Buy	5.4%	13. Havertys Furniture	1.4%
4. OfficeMax	4.6%	14. The Good Guys	1.3%
5. Barnes & Noble	4.4%	15. Dick's Sporting Goods	1.3%
6. Academy	3.3%	16. Target	1.2%
7. Borders Books	3.2%	17. Kash N' Karry	1.2%
8. The Sports Authority	2.9%	18. Winn-Dixie	1.1%
9. Bennigan's	1.7%	19. Lowe's	1.1%
10. Jared Jewelers	1.6%	20. Office Depot	1.1%

Top 10 States (based on current annual base rent as of December 31, 2003)
State	% of Total	State	% of Total

1. Virginia	21.4%	6. New Jersey	3.1%
2. Florida	13.9%	7. Ohio	3.0%
3. Texas	13.7%	8. Maryland	3.0%
4. California	7.9%	9. Tennessee	2.8%
5. Georgia	4.9%	10. Illinois	2.5%

Lease Expirations (based on current annual base rent as of December 31, 2003)
	# of Properties	% of Total		# of Properties	% of Total
2004	7	1.4%	2010	15	4.2%
2005	1	0.1%	2011	14	3.1%
2006	6	1.5%	2012	19	5.1%
2007	18	2.1%	2013	28	7.0%
2008	21	3.5%	2014	32	24.5%
2009	15	3.0%	Therefter	160	44.5%